AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 12, 2025, by and among Morgan Creek Gemini SPV, Inc., a Delaware corporation (“Morgan Creek”), PGF Blocker Holdings LLC, a Delaware limited liability company (“PGF”), Gemini MVP Blocker, Inc., a Delaware corporation (“MVP”), DraperDragon DAF II Blocker, LLC, a Delaware limited liability company (“DraperDragon”), Boost Cockroach Gemini, Inc., a Delaware corporation (“Boost”), Helium-3 Gemini, Ltd., a Delaware Corporation (“Helium”), 10T DAE G Blocker, LLC, a Delaware limited liability company (“10T DAE”), 10T G Co-Invest Blocker, LLC a Delaware limited liability company (“10T G”) and Tessera Venture Partners Fund II, Inc., a Delaware Corporation (“Tessera” and together with Morgan Creek, PGF, MVP, DraperDragon, Boost, Helium, 10T DAE and 10T G each a “Blocker” and collectively, the “Blockers”), and Gemini Space Station, Inc., a Nevada corporation (“GSS” and, together with the Blockers, the “Parties”, and each a “Party”).

RECITALS
WHEREAS, GSS is a corporation duly organized and validly existing under the laws of the State of Nevada;
WHEREAS, the board of directors of GSS has unanimously determined that it is advisable and in the best interests of GSS and its sole stockholder, and declared it advisable, to conduct (i) an underwritten initial public offering of GSS (the “IPO”); and (ii) a series of restructuring transactions to facilitate the IPO;
WHEREAS, each Blocker is a limited liability company or corporation, as applicable, duly organized and validly existing under the laws of the State of Delaware;
WHEREAS, the Parties desire that each Blocker merges with and into GSS (each, a “Merger, and collectively, the “Mergers”), upon the terms and conditions set forth in this Agreement and in accordance with Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and Section 92A.190 of the Nevada Revised Statutes (the “NRS”), in each case, as applicable;
WHEREAS, the Blockers own 4,238,824 of Series B Preferred Units (the “Series B Preferred Units”) of Gemini Space Station, LLC (“GSS LLC”);
WHEREAS, at the Effective Time, GSS LLC will engage in a Corporation Conversion (as defined in the Amended and Restated Operating Agreement of GSS LLC, dated as of August 14, 2025 (as may be further supplemented, amended or restated in accordance with its terms, the “Operating Agreement”), pursuant to which the Series B Preferred Units shall be converted into Common Units of GSS LLC in accordance with the Operating Agreement;
WHEREAS, the validly authorized and empowered applicable managerial body of each Blocker (each, a “Managerial Body”) has determined that this Agreement and the transactions contemplated by this Agreement, to the extent applicable to such Blocker, are advisable and in the best interests of such Blocker and its respective members and shareholders (the “Interest Holders”) and has adopted and approved this Agreement and the transactions contemplated by this Agreement, in each case as related to such Blocker;
WHEREAS, the board of directors and GSS LLC, as the sole stockholder of GSS, have determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers are advisable and in the best interests of GSS and its sole stockholder, and the board of directors has adopted and approved, this Agreement and the transactions contemplated by this Agreement;
WHEREAS, as part of the series of restructuring transactions in connection with the IPO, Gemini Astronaut Corps, LLC intends to merge with and into GSS (the “Astro Merger”);

WHEREAS, as part of the series of restructuring transactions in connection with the IPO, Gemini Merger Sub, LLC, a newly-formed wholly-owned subsidiary of GSS (“Merger Sub”) intends to merge with and into GSS LLC (the “GSS LLC Merger”, and together with the Mergers and the Astro Merger, the “Gemini Mergers”); and
WHEREAS, for U.S. federal income tax purposes, the Parties intend that (i) each Merger be treated as a “reorganization” under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder, to which each of GSS and the applicable Blocker are to be parties under Section 368(b) of the Code, and (ii) this Agreement constitutes a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations section 1.368-2(g) (collectively, the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the premises, and of the mutual agreements and covenants contained herein, the Parties hereby agree as follows:
ARTICLE I
ARTICLE IIThe Mergers; Effective Time
2.1    The Mergers. At the Effective Time, each Blocker shall be merged with and into GSS and the separate existence of such Blocker shall thereupon cease. GSS shall be the surviving corporation in each of the Mergers (the “Surviving Corporation”) and shall continue to be a corporation governed by the NRS, and the separate existence of GSS with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Mergers.
2.2    Effects of Mergers.
(a)The Mergers shall have the effects set forth in the applicable provisions of the DGCL, DLLCA and the NRS. At the Effective Time, all (i) rights, privileges, powers and franchises of the Blockers and GSS (subject to all the restrictions, disabilities and duties of the Blockers and GSS, respectively); (ii) assets, property, real, personal and mixed, belonging to the Blockers and GSS; and (iii) debts due to the Blockers and GSS on whatever account; shall succeed to, be vested in and become the property of the Surviving Corporation without any further act or deed as they were of the Blockers and GSS, respectively.
(b)As a result of each Merger, the Interest Holders of the applicable Blocker will exchange their units or shares, as applicable, in such Blocker (the “Blocker Interests”) for shares of Class A common stock, par value $0.001 per share, of the Surviving Corporation (the “Class A Common Stock”), at which time the Blocker Interests will cease to exist, and such Interest Holders shall cease to have any rights as an Interest Holder of the applicable Blocker, except the right to receive the Class A Common Stock pursuant to Section 4.1 below.
2.3    Filings. The authorized officers, representatives, employees or agents of each of the Parties shall take all actions as may be required for effectuating the Mergers with respect to such Party, including without limitation, signing and filing a certificate of merger with the Delaware Secretary of State (the “Certificate of Merger”) and articles of merger with the Nevada (the “Articles of Merger”).
2.4    Effective Time. The Mergers shall be effective at such time as the Articles of Merger are duly filed with the Nevada Secretary of State or at such later date and/or time as the Parties shall agree and specify in the Certificate of Merger in accordance with the DGCL or DLLCA, as applicable, and in the Articles of Merger in accordance with the NRS (the time of such filing, or such later effective date and/or time specified in the Certificate of Merger and Articles of Merger being the “Effective Time”).
ARTICLE III
ARTICLE IVArticles of Incorporation and Bylaws of the Surviving Corporation
4.1    Articles of Incorporation. The articles of incorporation of GSS in effect immediately prior to the Effective Time shall remain the articles of incorporation of the Surviving Corporation at and immediately after the Effective Time, without amendment until duly amended in accordance with the terms thereof and the NRS.

4.2    Bylaws. The bylaws of GSS in effect immediately prior to the Effective Time shall remain the bylaws of the Surviving Corporation at and immediately after the Effective Time, without amendment until amended in accordance with the terms thereof and the NRS.
ARTICLE V
Officers of the Surviving Corporation
5.1    Directors and Officers. The directors and officers of GSS immediately prior to the Effective Time shall be and remain the directors and officers, respectively, of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified, or until their earlier removal, death, resignation or disqualification.
ARTICLE VI
Conversion and Distribution of Securities
6.1    Cancellation of Blocker Interests. At the Effective Time, by virtue of the applicable Merger and without any action on the part of the applicable Blocker or the Managerial Body of such Blocker, each of the Blocker Interests of such Blocker will no longer be outstanding, will be canceled and retired and will cease to exist, and in exchange therefor, the Interest Holders of such Blocker will cease to have any rights thereto, and such Interest Holders shall receive fully paid and nonassessable shares of Class A Common Stock of the Surviving Corporation as set forth on Schedule 1 of this Agreement.
6.2    Stock of GSS. At the Effective Time, all issued and outstanding shares of capital stock and all treasury shares of GSS shall remain unchanged and shall continue to be the issued and outstanding shares of capital stock and treasury shares, respectively, of the Surviving Corporation.
ARTICLE VII
ARTICLE VIIIRepresentations and Warranties
8.1    Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other that, as of the date hereof:
(a)Organization, Good Standing and Qualification. It is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in such good standing, or to have such power or authority, would not, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the transactions contemplated by this Agreement;
(b)Authority. It has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other company action, and no other corporate or other company proceedings on its part to authorize the execution, delivery and performance of this Agreement or to consummate the transactions are so contemplated. This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery hereof by the other Party, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); and
(c)Litigation. There are no civil, criminal or administrative actions, suits, claims, oppositions, disputes, litigations, objections, hearings, arbitrations, mediations, investigations, audit, complaint, charge, governmental inquiry or other proceedings, in each case, brought, conducted or heard by or before, or otherwise involving, any court or other governmental entity or any arbitrator or arbitration panel pending or threatened against or affecting it or any of their respective properties or assets or any of its officers, directors or employees in such capacity before any governmental entity, which would, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement. Neither it nor any of its respective assets, rights or properties is a party to or subject to any judgment of any governmental entity which would, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement.
(d)Prior Activities. Each of the Blockers, severally and solely with respect to itself, represents and warrants to GSS that such Blocker (i) does not directly or indirectly hold any equity securities of any natural person, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or any other entity or organization (a “Person”) other than GSS LLC, (ii) except for liabilities incurred, and assets received, in connection with Taxes payable by such Blocker, does not have any assets, operations, liabilities, employees or contracts and is not subject to any liens and (iii) has not engaged in any other business. Such Blocker was formed for the sole purpose of, and such Blocker has conducted no activity other than, holding the Series B Preferred Units held by such Blocker and any activities ancillary or related thereto.
(e)Tax Matters. Except as set forth on Schedule 5.1(e), each of the Blockers, severally and solely with respect to itself, represents and warrants to GSS: (i) no Person has waived any statute of limitations with respect to any Taxes, agreed to, requested or been granted any extension of time for filing any Tax Return that has not been filed, or agreed to, requested or been granted any extension of a period in which any Tax may be assessed or collected by any taxing authority, in each case by or on behalf of such Blocker; (ii) such Blocker has filed all Tax Returns with respect to any taxable period beginning prior to January 1, 2025, whether or not due before the Effective Date, and such Tax Returns were prepared and filed in a manner consistent with the Schedule K-ls received from GSS LLC; (iii) no audit, examination, or other administrative or judicial proceeding with respect to Taxes of such Blocker is currently pending or has been threatened in writing by any taxing authority; and (iv) such Blocker has been classified as an association taxable as a corporation for U.S. federal and applicable state and local Tax purposes since the date of its formation.
(f)Capitalization of the Company. As of the date of this Agreement, and as set forth on Schedule 1 which depicts the true and accurate capitalization of the Surviving Corporation, all of the issued and outstanding shares of Class A Common Stock or other securities of the Surviving Corporation will have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, and were issued in full compliance with the laws of the state of Nevada. There are no agreements purporting to restrict the transfer of capital, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the Class A Common Stock or other securities. There are not, and will not be as of the date of this Agreement, any equity securities issued or issuable or other securities which can be converted into any class of equity securities of the Surviving Corporation.
ARTICLE IX
ARTICLE XTermination
10.1    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of the Parties.
10.2    Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to Section 6.1, no Party (or any of its members, stockholders, managers, directors or officers) shall have any liability or further obligation to the other Parties to this Agreement.
ARTICLE XI
ARTICLE XIIMiscellaneous and General
12.1    Modification or Amendment. Subject to applicable laws, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, by mutual written agreement executed and delivered by duly authorized officers or representatives of the respective Parties.
12.2    Counterparts. This Agreement may be executed in any number of counterparts and with electronic signatures, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Electronic transmission of PDF or other copies of signed original signature pages of this Agreement shall have the same effect as delivery of the signed originals.

12.3    Further Actions. Each Party hereby agrees to execute and deliver such further instruments and take such other actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
12.4    Governing Law. Except to the extent the provisions of the NRS are applicable to the Mergers or to the standard of conduct of the directors and officers of GSS under the NRS, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction).
12.5    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.
12.6    Captions. The Article and Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
12.7    Tax Covenants.
(a)Each Party shall (i) use its reasonable best efforts to cause any Merger to which such Party is a party to qualify for the Intended Tax Treatment, and will not take (or cause of permit any of its affiliates to take) any action likely to cause such Merger to fail to qualify for the Intended Tax Treatment; (ii) report any Merger to which such Party is a party consistent with the Intended Tax Treatment and not take any inconsistent position on any Tax Return or in any audit or administrative or court proceeding related to Taxes, in each case, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code and (iii) reasonably cooperate with GSS to provide such information and documentation as is reasonably necessary for GSS to prepare and file any Tax Return required to be filed with respect to such Party following the Effective Time.
(b)Notwithstanding any provision in this Agreement to the contrary, none of GSS, GSS LLC or any of their respective equityholders or affiliates shall have any liability or obligation to any Interest Holder should the Mergers not qualify for the Intended Tax Treatment. Each Party acknowledges and agrees that it is relying upon its own tax advisor as to the Tax consequences of the Mergers to such Party.
(c)For purposes of this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes”) means all federal, state, local or non-U.S. taxes, charges, fees, levies, duties, tariffs, imposts, or other similar assessments or liabilities in the nature of taxes imposed by a taxing authority, together with any interest, penalties, assessments or additions to tax, whether disputed or not; and (ii) “Tax Returns” means all reports, returns, forms, declarations, statements or other document, including any supplement, schedule or attachment thereto and any amendment thereof, supplied to or required to be supplied to a taxing authority in connection with the determination, assessment, administration, or collection of Taxes.

[Signature Page Follows]

    IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above.

GEMINI SPACE STATION, INC.

By:    /s/ Tyler Meade
    Name: Tyler Meade
    Title: Chief Legal Officer
MORGAN CREEK GEMINI SPV, INC.

By:    /s/ Taylor Thurman
    Name: Taylor Thurman
    Title: Authorized Signatory
PGF BLOCKER HOLDINGS LLC

By:    /s/ Adrian Uberto
    Name: Adrian Uberto
    Title: Authorized Signatory
GEMINI MVP BLOCKER, INC.

By:    /s/ Elbert O. Robinson Jr.
    Name: Elbert O. Robinson Jr.
    Title: Authorized Signatory
DRAPERDRAGON DAF II BLOCKER, LLC

By:    /s/ Andrew Tang
    Name: Andrew Tang
    Title: Authorized Signatory
BOOST COCKROACH GEMINI, INC.
[Signature Page to Agreement and Plan of Merger between the Blockers and Gemini Space Station, Inc.]

By:    /s/ Adam Draper
    Name: Adam Draper
    Title: Authorized Signatory
HELIUM-3 GEMINI, LTD.

By:    /s/ Dave Hendrickson
    Name: Dave Hendrickson
    Title: Authorized Signatory
10T DAE G BLOCKER, LLC

By:    /s/ Eric Vincent
    Name: Eric Vincent
    Title: Authorized Signatory
10T G CO-INVEST BLOCKER, LLC

By:    /s/ Eric Vincent
    Name: Eric Vincent
    Title: Authorized Signatory
TESSERA VENTURE PARTNERS FUND II, INC.

By:    /s/ Sachin Jaitly
    Name: Sachin Jaitly
    Title: Authorized Person

[Signature Page to Agreement and Plan of Merger between the Blockers and Gemini Space Station, Inc.]